Exhibit 4.2

Via Federal Express
Tim Betts, CEO
Piper Acquisition II, Inc.
2901 W. Coast Highway, 3rd Floor
Newport Beach, California 92663

Re:           Private Placement Memorandum dated November 16, 2009

Dear Mr. Betts:

This letter is to acknowledge that the undersigned has invested the Original Subscription Amount (as defined below) in Piper Acquisition II, Inc. (the “Company”) pursuant to the Private Placement Memorandum (the “PPM”) dated November 16, 2009 and the related Subscription Agreement (collectively, the “Subscription Documents”).  Pursuant to the Subscription Documents, the undersigned received a 10% Convertible Note in the Original Subscription Amount (the “Note”) and a common stock purchase warrant to acquire shares of common stock of the Company (the “Warrant”).

As discussed, the undersigned hereby requests that a portion of the Original Subscription Amount equal to the Piper I Subscription Amount (as defined below) be returned to the undersigned so that the undersigned may invest such funds in Piper Acquisition I, Inc. (“P1”).  As a matter of convenience, the undersigned herby requests that the Piper I Subscription Amount be sent via wire transfer directly to P1 by the Company in accordance with the instructions of P1.

The undersigned acknowledges that as a result of the undersigned’s investment in P1, the Original Subscription Amount and the principal payable on the Note will be reduced and will be equal to the Piper II Subscription Amount (as defined below).   Further, it is hereby agreed that the Warrant shall be cancelled and the undersigned will have no rights to receive any form of securities under the Warrant.  The undersigned hereby requests that the Company issues a replacement Note reflecting the Piper II Subscription Amount.  The undersigned hereby acknowledges that the replacement Note reflecting the Piper II Subscription Amount will be delivered to the undersigned following the receipt of the original Note from the undersigned; provided, however, that (i) the failure to deliver any such Note to the Company for cancellation shall not be deemed a condition to the above described restructuring and (ii) each such Note shall be deemed canceled as of the date hereof, whether or not such Note is delivered.

Original Subscription Amount: $_______________

Piper I Subscription Amount: $__________

Piper II Subscription Amount: $_________

Very truly yours,

_______________________
Name:
Address:   _______________________
   _______________________

Date: _________, 2010